Exhibit 10.39

AMENDED AND RESTATED

AGREEMENT OF SALE AND PURCHASE

between

DONNELLEY FINANCIAL, LLC,
a Delaware limited liability company

“Seller”

and

SECA-NJ LLC,
a Delaware limited liability company

“Buyer”

with Escrow Instructions for

CHICAGO TITLE INSURANCE COMPANY

as Escrow Agent

AND

List of exhibits and SCHEDULES

Page

ARTICLE 1	CERTAIN DEFINITIONS1
Section 1.1	Definitions1
Section 1.2	Rules of Construction5
ARTICLE 2	AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE5
Section 2.1	Agreement of Purchase and Sale5
Section 2.2	Purchase Price5
Section 2.3	Deposit5
Section 2.4	Independent Consideration6
Section 2.5	Indivisible Economic Package6
Section 2.6	Assumption of Obligations6
ARTICLE 3	BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY6
Section 3.1	Buyer’s Inspections and Due Diligence6
Section 3.2	Delivery Period7
Section 3.3	Site Visits7
Section 3.4	Buyer’s Due Diligence Indemnity8
Section 3.5	Confidentiality8
Section 3.6	Due Diligence Period9
ARTICLE 4	TITLE AND SURVEY9
Section 4.1	Title to Real Property9
Section 4.2	9
Section 4.3	Title Insurance11
ARTICLE 5	REMEDIES AND DEPOSIT INSTRUCTIONS11
Section 5.1	Permitted Termination; Seller Default11
Section 5.2	BUYER DEFAULT; LIQUIDATED DAMAGES12
Section 5.3	Deposit Instructions12
Section 5.4	Designation of Reporting Person13
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF SELLER14
Section 6.1	Representations and Warranties of Seller14
Section 6.2	Limited Liability15

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(continued)

Page

Section 6.3	Seller’s Knowledge16
Section 6.4	Liability of Representations and Warranties16
Section 6.5	Amendment to Schedule16
ARTICLE 7	REPRESENTATIONS AND WARRANTIES OF BUYER16
Section 7.1	Buyer’s Representations and Warranties16
Section 7.2	No Plan Assets18
Section 7.3	Buyer’s Independent Investigation18
Section 7.4	Buyer’s Release of Seller21
Section 7.5	Discharge22
ARTICLE 8	[RESERVED]22
ARTICLE 9	CLOSING AND CONDITIONS23
Section 9.1	Escrow Instructions23
Section 9.2	Closing23
Section 9.3	Seller’s Closing Documents and Other Items23
Section 9.4	Buyer’s Closing Documents and Other Items24
Section 9.5	Prorations and Closing Costs24
Section 9.6	Brokers26
Section 9.7	Expenses26
Section 9.8	Conditions Precedent26
ARTICLE 10	MISCELLANEOUS27
Section 10.1	Amendment and Modification27
Section 10.2	Recordation27
Section 10.3	Anti-Terrorism Law27
Section 10.4	Risk of Loss and Insurance Proceeds27
Section 10.5	Notices28
Section 10.6	Assignment29
Section 10.7	Governing Law29
Section 10.8	Counterparts; Signatures29
Section 10.9	Entire Agreement30
Section 10.10	Severability30

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(continued)

Page

Section 10.11	Attorney Fees30
Section 10.12	Payment of Fees and Expenses30
Section 10.13	Confidential Information30
Section 10.14	No Joint Venture31
Section 10.15	Waiver of Jury Trial31
Section 10.16	Limited Liability32
Section 10.17	Time of Essence32
Section 10.18	No Waiver32
Section 10.19	Exculpation32
Section 10.20	Maximum Aggregate Liability32
Section 10.21	Maintenance of the Property32
Section 10.22	Local Provisions33
Section 10.23	Amendment and Restatement.34

Exhibit “A”Description of Land

Exhibit “B”Excluded Personal Property

Exhibit “C”List of Service and Other Contracts

Exhibit “D”Form of Deed

Exhibit “E”Form of Assignment and Assumption of Intangible Personal Property

Exhibit “F”Buyer’s Due Diligence Checklist

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AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE

THIS AMENDED AND RESTATED AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of September 6, 2019, is between DONNELLEY FINANCIAL, LLC, a Delaware limited liability company (“Seller”), and SECA-NJ, LLC, a Delaware limited liability company (“Buyer”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1Definitions.  The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

1.1.1“Additional Deposit” shall have the meaning ascribed in Section 2.3.

1.1.2“Affiliate” shall mean the any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be.  For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

1.1.3“Agreement” shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

1.1.4“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning ascribed in subsection 7.1(h).

1.1.5“Applicable Law” shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Entity, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Entity of competent jurisdiction affecting or relating to the Person or property in question.

1.1.6“Assignment and Assumption of Intangible Personal Property” shall have the meaning ascribed in Section 9.3.2.

1.1.7“Broker” shall mean CBRE.

1.1.8“Broker’s Commission” shall have the meaning ascribed in Section 9.6.

1.1.9“Closing” shall have the meaning ascribed in Section 9.2.

1.1.10“Closing Date” shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2.

1.1.11“Closing Statement” shall have the meaning ascribed in Section 9.5.1(a).

1.1.12“Contracts” shall mean the service contracts and other contracts described in Exhibit “C” and all other service contracts entered into by Seller after the Effective Date.

1.1.13“Deed” shall have the meaning ascribed in Section 9.3.1.

1.1.14“Deposit” shall have the meaning ascribed in Section 2.3.

1.1.15“Disclosure Items” shall have the meaning ascribed in Section 6.1.

1.1.16“Due Diligence” shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

1.1.17“Due Diligence Items” shall have the meaning ascribed in Section 3.2(a).

1.1.18“Due Diligence Period” shall have the meaning ascribed in Section 3.1.

1.1.19“Effective Date” shall mean September 6, 2019.

1.1.20“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.21“Escrow Agent” shall mean Chicago Title Insurance Company, having its office at 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention:  Beata Lewis.

1.1.22“Executive Order” shall have the meaning ascribed in subsection 7.1(h).

1.1.23“Excluded Property Records” shall have the meaning ascribed in Section 3.2.

1.1.24“Fixtures” shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date.

1.1.25“Government List” shall have the meaning ascribed in Section 10.3.

1.1.26“Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

1.1.27“Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C.  § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Real Property or other matters governed by any applicable federal, state or local law or statute.

1.1.28“Improvements” shall mean the buildings, improvements, and structures located on the Land, including, without limitation, all buildings and structures presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Land, and along with all on-site parking.

1.1.29“Independent Consideration” shall have the meaning ascribed in Section 2.4.

1.1.30“Initial Deposit” shall have the meaning ascribed in Section 2.3.

1.1.31“Intangible Personal Property” shall mean any intangible personal property now or hereafter owned (prior to the Closing Date) by Seller and used in the ownership, maintenance, development, and use or operation of the Real Property, Improvements and Personal Property, including, without limitation, any and all guaranties, warranties, indemnities, development rights, signage rights, plans, specifications, trade names, domain names, websites and software, together with the Licenses and Permits, but expressly excluding any trade names, domain names, websites, software and any and all other intangible personal property used by Seller exclusively in connection with the operation of Seller’s business.

1.1.32“IRS” shall mean the Internal Revenue Service.

1.1.33“IRS Reporting Requirements” shall have the meaning ascribed in Section 5.4.

1.1.34“Land” shall mean that certain parcel of land and rights, privileges and easements appurtenant thereto more particularly described on Exhibit “A” including, without limitation, all of Seller’s right, title and interest in and to (i) all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, servicing such land, or used in connection with the beneficial use and enjoyment of such land and (ii) all minerals, oil, gas and other hydrocarbon substances on and under such land, as well as all air rights, water, water rights, riparian rights and water stock relating to the land.

1.1.35“Lease” shall have the meaning ascribed in Section 3.6.

1.1.36“Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

1.1.37“Licenses and Permits” shall mean, collectively, to the extent assignable, all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity, the rights to which are intended to run with the Real Property, together with all renewals and modifications thereof.

1.1.38“Liens” shall have the meaning ascribed in Section 4.2.

1.1.39“Operating Expenses” shall mean operating expenses, including utilities, insurance and other charges.

1.1.40“Permitted Exceptions” shall mean and include all of the following:  (i) applicable zoning and building ordinances and land use regulations; (ii) such state of facts as disclosed in the Survey, (iii) the lien of taxes and assessments not yet due and payable; (iv) any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title Insurance or any standard printed exceptions; (v) any exceptions caused by Buyer, its agents, representatives or employees; (vi) such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; and (vii) any matters deemed to constitute Permitted Exceptions under Section 4.2 hereof.

1.1.41“Permitted Outside Parties” shall have the meaning ascribed in Section 3.5.

1.1.42“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

1.1.43“Personal Property” shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used exclusively in connection with any of the Real Property as of the Closing Date, but specifically excluding any computer software which either is licensed to Seller, or Seller deems proprietary.  Personal Property shall not include any equipment used solely in connection with Seller’s business operations or any appraisals, budgets, strategic plans for the Real Property, internal analyses, marketing information, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary.

1.1.44“Property” shall mean the Real Property, the Personal Property (which is not scheduled in Exhibit B), and the Intangible Personal Property.

1.1.45“Proration Items” shall have the meaning ascribed in Section 9.5.1(a).

1.1.46“Proration Time” shall have the meaning ascribed in Section 9.5.1(a).

1.1.47“Purchase Price” shall have the meaning ascribed in Section 2.2.

1.1.48“Real Property” shall mean the Land, the Improvements, and the Fixtures.

1.1.49“Reporting Person” shall have the meaning ascribed in Section 5.4.

1.1.50“Survey” shall have the meaning ascribed in Section 4.1.

1.1.51“Title Commitment” shall have the meaning ascribed in Section 4.1.

1.1.52“Title Company” shall mean Chicago Title Insurance Company, having its office at 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention:  Lucas Kmiec.

1.1.53“Title Documents” shall have the meaning ascribed in Section 4.1.

1.1.54“Title Objections” shall have the meaning ascribed in Section 4.2.

1.1.55“Title Policy” shall have the meaning ascribed in Section 4.3.

Section 1.2Rules of Construction.  Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.  The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise.  No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

Section 2.1Agreement of Purchase and Sale.  Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property, except Seller shall retain the Personal Property set forth in Exhibit B, the Contracts and any intangible personal property used by Seller in connection with the operation of Seller’s business following the Closing in connection with its occupancy under the Lease (as defined herein).

Section 2.2Purchase Price.  Buyer shall pay Seller the purchase price of Thirty-One Million and NO/100 Dollars ($31,000,000.00) (“Purchase Price”) at Closing.  The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

Section 2.3Deposit.  Within three (3) business days after this Agreement is executed by Buyer and Seller, Buyer shall deposit via wire transfer the sum of Five Hundred Thousand and NO/100 Dollars ($500,000.00) in immediately available funds as a deposit (the “Initial Deposit”) with Escrow Agent whose address is as indicated in Section 10.5.  If Buyer does not elect to terminate this Agreement pursuant to Section 3.6 below, Buyer shall deposit an additional Five Hundred Thousand and NO/100 Dollars ($500,000.00) (the “Additional Deposit”; the Initial Deposit and the Additional Deposit, together with interest earned thereon, collectively, the “Deposit”) in immediately available funds with Escrow Agent on the date that is two (2) business days after the last day of the Due Diligence Period.  The Deposit shall be non-refundable except as provided in Sections 3.6, 4.2, 5.1 and 10.4, or as otherwise expressly set forth in this Agreement, and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 5.  Interest earned on the Deposit shall be considered part of the Deposit and shall be deemed to have been earned by, and constitute income of, Buyer.  Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

Section 2.4Independent Consideration.  Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances.  In addition, Seller acknowledges that (a) in performing its investigation of the Property, Buyer will incur expenses, and such expenses also constitute good, valuable and sufficient consideration for this Agreement, and (b) Buyer would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions hereof.  Accordingly, in addition to the $100 referenced above, separate consideration exists to support Seller’s obligations hereunder notwithstanding Buyer’s right to terminate this Agreement as provided herein.

Section 2.5Indivisible Economic Package.  Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Real Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Real Property, subject to and in accordance with the terms and conditions hereof.

Section 2.6Assumption of Obligations.  As additional consideration for the purchase and sale of the Real Property, at Closing Buyer will, subject to Section 7.3.2:  (a) assume and perform all obligations relating to the physical and environmental condition of the Real Property regardless of whether such obligations arise before, on or after the Closing Date; and (b) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller of any of its Affiliates resulting from, arising out of, or in any way related to any Licenses and Permits and arising on or after the Closing Date.  The provisions of this Section 2.6 shall survive the Closing without limitation.

ARTICLE 3

BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

Section 3.1Buyer’s Inspections and Due Diligence.  Buyer acknowledges that commencing on the Effective Date and continuing for a period which will expire at 5:00 p.m. Pacific Time on September 25, 2019 (the “Due Diligence Period”), Buyer shall conduct its examinations, inspections, testing, studies and investigations (collectively, the “Due Diligence”) of the Property, and review information regarding the Property and such documents applicable to the Property, as Seller delivers or makes available, as set forth in Section 3.2 below.  Except for any limitations as may be imposed by Section 3.3 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, engineering and structural matters), title and survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction.  The Due Diligence shall be at Buyer’s sole cost and expense.

Section 3.2Delivery Period.

(a)On or before one (1) business day after the Effective Date, Seller shall deliver to Buyer, or make available to Buyer for inspection at the Property, the following:   (i) copies of all Contracts; and (ii) copies of any of the following items pertaining to the Property to the extent they exist and are in Seller’s possession: (x) Phase I report in connection with the Property, and any lists of Personal Property owned by Seller and located on the Real Property, (y) a copy of Seller’s existing policies of title insurance, and (z)  such other documents or materials pertaining to the Property as Buyer has scheduled in Exhibit F, or may reasonably request in connection with its Due Diligence inspections (provided, that, Seller shall have forty-eight (48) hours to respond to any such request), and which are not considered Excluded Property Records (collectively, the “Due Diligence Items”).

(b)All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 6.1 below and as limited by the provisions of Article 6, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

Notwithstanding any terms to the contrary in this Agreement, (a) Seller shall not be obligated or otherwise required to furnish or make available to Buyer any of the following (collectively, “Excluded Property Records”):  (i) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, any budgets, prepared by or on behalf of Seller or any Affiliate of Seller, and (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the purchase of the Property by Seller, or which are subject to a confidentiality agreement; (b) Due Diligence Items shall not include any Excluded Property Records; and (c) Seller shall have no obligation or liability of any kind to Buyer as a result of Seller not furnishing or making available to Buyer the Excluded Property Records.

Section 3.3Site Visits.  Buyer and its Licensee Parties shall have reasonable access to the Real Property during normal business hours on at least one (1) business day prior notice to Seller.  Such notice shall describe the scope of the Due Diligence Buyer intends to conduct during Buyer’s access to the Real Property.  In all events Seller shall have the right to have a representative present during any visits to or inspections of any Real Property by Buyer or any Licensee Parties.  Buyer will conduct its Due Diligence so as to minimize any interference with the operations and occupancy of the Property.  Buyer will not enter the Real Property or contact any Governmental Entity without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may make standard inquiries of Governmental Entities in connection with its Due Diligence so long as the inquiries remain subject to Section 3.5 and Section 10.13 in all respects.  In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent; provided, however, such express consent shall not be required for a Phase I investigation of the Real Property, provided, however, that such Phase I shall not include any physically intrusive testing of the Real Property.  Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion.  Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation.  Buyer will, or shall cause any Licensee Parties to:  (a) maintain (i) commercial general liability insurance, including broad form property damage, with limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence and $2,000,000.00 in the aggregate, and (ii) umbrella excess liability insurance excess of the underlying commercial general liability insurance with limits not less than Three Million and 00/100 Dollars ($3,000,000.00) each occurrence and aggregate, in form and substance adequate to insure against all liability of Buyer and/or Buyer’s Licensee Parties, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

Section 3.4Buyer’s Due Diligence Indemnity.  Buyer shall defend, indemnify, and hold Seller harmless from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence, Buyer’s breach of its obligations under Section 3.5 or Buyer’s or any Licensee Parties’ entry upon the Real Property, except to the extent any of the same are caused by the negligence or willful misconduct of Seller, Seller’s partners, shareholders or members, as applicable.  Notwithstanding the foregoing, the indemnification obligations in this Section 3.4 shall not include any losses, costs, damages, claims or liabilities arising out of the discovery of a pre-existing condition with respect to the Real Property.  The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement, provided that Seller must give notice of any claim it may have against Buyer under such indemnity within one (1) year of such termination or the Closing, as applicable.

Section 3.5Confidentiality.  Buyer agrees that any information obtained by Buyer or its attorneys, partners, consultants, accountants, lenders or investors (collectively, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.13 of this Agreement and shall be used only to evaluate the acquisition of the Real Property from Seller.  Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Buyer’s acquisition of the Real Property.  Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with

Sections 3.5 and 10.13 of this Agreement.  In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller.  The provisions of this Section 3.5 shall survive Closing without limitation.

Section 3.6Due Diligence Period.  Buyer may, by giving Seller and Escrow Agent written notice on or before the end of the Due Diligence Period, terminate its obligations hereunder without further liability except as described in this Section 3.6 and in Sections 3.4, 3.5, 9.6, 10.13 and 10.19.  If Buyer determines to proceed with the purchase of the Real Property, then Buyer shall, before the end of the Due Diligence Period, notify Seller and Escrow Agent in writing that Buyer has approved all of the matters described in Section 3.1 and 3.2.  If before the end of the Due Diligence Period, Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to terminate this Agreement.  Buyer shall have no additional time after the expiration of the Due Diligence Period to conduct further examinations, inspections, testing, studies or investigations of any nature whatsoever regarding the Property.  If Buyer elects to terminate its obligations hereunder as described above, Buyer shall provide to Seller copies of all third-party reports and studies (excluding any appraisals, economic evaluations, projections, or confidential materials) relating to the Property in its possession, without any representation or warranty or the right to rely thereon; provided, however Seller reimburses Buyer for its actual out-of-pocket costs therefor.  During the Due Diligence Period Buyer and Seller shall negotiate in good faith a commercially standard lease between Buyer, as landlord, and Seller, as Tenant, including the following terms and otherwise in form reasonably acceptable to Seller and Buyer:  (a) a lease term of ten (10) years; (b) base rent equal to $11.50/SF per year on a triple-net (NNN) basis with two and one half percent (2.5%) annual increases; and (c) a tenant right to terminate the lease at the end of year three (3) upon payment of a termination fee in an amount equal to the base rent for months 37, 38 and 39 of the term (the “Lease”).  If, on or before the end of the Due Diligence Period, Seller and Buyer have not approved a final form of Lease and executed an amendment to this Agreement attaching such form of Lease as an exhibit, then upon expiration of the Due Diligence Period, this Agreement and both Seller’s and Buyer’s obligations hereunder shall, without further action by the parties,  automatically terminate without further liability except as described in this Section 3.6 and in Sections 3.4, 3.5, 9.6, 10.13 and 10.19, and the Deposit shall be returned to Buyer.

ARTICLE 4

TITLE AND SURVEY

Section 4.1Title to Real Property.  Seller shall make available to Buyer on the Effective Date (a) a preliminary title report or, if available, a commitment to issue an owner’s policy of title insurance with respect to the Real Property issued by the Title Company (the “Title Commitment”), (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage available to the Title Company (the “Title Documents”), and (c) a current as-built ALTA survey (the “Survey”).

Section 4.2

(a)Certain Exceptions to Title.  Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions which are disclosed in the Title Commitment or Survey (herein collectively called “Liens”) within seven (7) days after the Effective Date.  Unless Buyer shall timely object to the Liens, all such Liens shall be deemed to constitute additional Permitted Exceptions.  Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.”  Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at Buyer’s expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections.  Seller shall notify Buyer in writing within two (2) days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same.  If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect, as its sole and exclusive remedy therefore, to either (i) terminate this Agreement by giving written notice to Seller and Escrow Agent on or before the end of the Due Diligence Period, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement as set forth in Sections 3.4, 3.5, 9.6, 10.13 and 10.19, or (ii) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  If before the end of the Due Diligence Period, Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to waive such Title Objections and its right to terminate this Agreement pursuant to this Section.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall be obligated at Closing to cause (x) the release of any monetary liens and encumbrances affecting the Property, including the liens of any financing obtained by Seller which is secured by the Real Property, other than non-delinquent taxes and assessments, and (y) the release or other cure acceptable to Buyer and Title Company (e.g. without limitation escrowing proceeds) to remove a lien of that certain civil judgment from the Superior Court of New Jersey against RR Donnelley Financial Inc. and Donnelley Financial Services having judgment number DJ-155922-2017 (the “Judgment”) from the Title Policy (as defined below), in each case regardless of whether or not Buyer shall provide written notice of its objection to the same.

(b)Pre-Closing “Gap” Title Defects.  Whether or not Buyer shall have furnished to Seller any notice of Title Objections pursuant to the foregoing provisions of this Agreement, Buyer may notify Seller in writing of any objections to title first raised by the Title Company between (a) the end of the Due Diligence Period, and (b) the date of Closing so long as Buyer provides such written notice within three (3) business days of Buyer’s knowledge of such title matter, and in no event shall Buyer have the right to object to any title matters approved or caused by Buyer.  With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Buyer before the end of the Due Diligence Period.  If Seller elects to attempt to cure any such matters, the date for Closing shall be extended at Seller’s option by a reasonable additional time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth herein.

Section 4.3Title Insurance.  At Closing, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer an ALTA owner’s form title policy, in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer, or such other person or entity designated by Buyer, subject only to the Permitted Exceptions, and otherwise in the form of a proforma owner’s title policy approved by Buyer during the Due Diligence Period, including such endorsements (or modifications) to the Title Policy as Buyer may require and included in such proforma owner’s title policy (the “Title Policy”), subject only to payment of the premium therefor and subject, further, to Buyer delivering to Title Company an ALTA survey of the Real Property and Improvements, a zoning report with respect to the Property and any other deliverables as may be reasonably required by the Title Company, each in form and substance reasonably required by Title Company to issue any Buyer requested endorsements set forth in Buyer’s objection letter delivered under Section 4.2(a).  Buyer shall deliver a copy of its proforma owner’s title policy to Seller on or prior to the expiration of the Due Diligence Period.  It shall constitute a condition precedent to Buyer’s obligation to purchase the Property that, at Closing, Title Company shall be irrevocably committed to issue to Buyer the Title Policy, subject only to the payment of the premium therefor.

ARTICLE 5

REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1Permitted Termination; Seller Default.  If the sale of the Real Property is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided or the failure of a condition precedent to Buyer’s obligation to close as set forth in Section 9.8, the Deposit shall be returned to Buyer and Buyer will have no liability hereunder except as set forth in Sections 3.4, 3.5, 9.6, 10.13 and 10.19.  If the sale of the Real Property is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole and exclusive remedy, either (a) to terminate this Agreement by delivery of notice of termination to Seller, whereupon (I) Buyer shall receive a return of the Deposit and (II) only if the remedy of specific performance is unavailable to the Buyer, Seller shall reimburse Buyer for any and all out of pocket costs actually incurred by Buyer in connection with the negotiation, execution and performance of its Due Diligence under this Agreement, including, without limitation, reasonable attorneys’ fees and expenses, in an amount not to exceed $100,000, and, upon such return and reimbursement neither party shall have any further rights or obligations hereunder, or (b) to continue this Agreement pending Buyer’s action for specific performance of this Agreement.  Buyer expressly waives its rights to seek any damages in the event of Seller’s default hereunder.  Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.7 hereof, on or before one hundred twenty (120) days following the date upon which Closing was to have occurred.  Buyer agrees that its failure to timely commence such an action for specific performance within such one hundred twenty (120) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Real Property.

Section 5.2BUYER DEFAULT; LIQUIDATED DAMAGES.  IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 3.4, 3.5, 9.6, 10.13 and 10.19.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S SURVIVING OBLIGATIONS UNDER SECTIONS 3.4, 3.5, 9.6, 10.13 and 10.19.

Initials:	Seller __________Buyer __________

Section 5.3Deposit Instructions.  The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement.  Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

5.3.1The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

5.3.2The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

5.3.3The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

5.3.4In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

5.3.5The Escrow Agent shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement.  Interest earned thereon shall be added to the funds deposited by Buyer.

5.3.6The Title Company shall hold and dispose of the Deposit in accordance with the terms of this Agreement, or in accordance with any instruction or instructions which shall be signed jointly by both Seller and Buyer, or in accordance with separate instructions of like tenor signed by Seller and Buyer.  Once the Title Company has received its completed and signed directions to invest and form W-9, Seller and Buyer hereby instruct and authorize the Title Company to deposit the Deposit in an interest bearing account.  Without limitation on the foregoing, if the Title Company shall receive an instruction (hereinafter the “Instruction”) with respect to the Deposit, or any part thereof, from Seller but not from Buyer, or from Buyer but not from Seller (the party giving the Instruction being hereinafter referred to as the “Instructing Party” and the party which shall not have given the Instruction being hereinafter referred to as the “Non-Instructing Party”), the Title Company shall promptly transmit a copy of the Instruction received from the Instructing Party to the Non-Instructing Party.  The Instruction shall specify in detail the pertinent provisions of this Agreement that govern the Instructing Party’s instruction as to the Deposit, and if a default under this Agreement is alleged, the Instructing Party shall specify in detail the nature of such default.  The Title Company shall act in accordance with the Instruction unless within three (3) business days from receipt by the Title Company of the Instruction the Non-Instructing Party shall notify the Title Company in writing that the Title Company is not to comply with the Instruction and specifying in detail the reasons for not complying with the Instruction, and if a default under this Agreement is alleged.  If the Non-Instructing Party shall advise the Title Company not to comply with the Instruction and specifies in detail the reason for such noncompliance as aforesaid, the Title Company shall not act in accordance with the Instruction, but may thereafter either act in accordance with: (x) a new Instruction signed jointly by Seller and Buyer, or (y) a certified copy of a final court order from a court of competent jurisdiction ordering the disposition of the Deposit.

Section 5.4Designation of Reporting Person.  For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.  The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement.  Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1Representations and Warranties of Seller.  Subject to the provisions of Sections 6.2 and 7.5, Seller makes the following representations and warranties with respect to the Real Property:

(a)Status.  Seller is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Delaware.

(b)Authority.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

(c)Non‑Contravention.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound.

(d)Suits and Proceedings.  There are no legal actions, suits or similar proceedings pending, or, to Seller’s knowledge, threatened in writing against Seller or the Real Property which (i) are not adequately covered by existing insurance and (ii) if adversely determined, would adversely affect the value of the Real Property, the continued operations thereof, or Seller’s ability to consummate the transactions contemplated hereby.

(e)Non‑Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(g)Condemnation.  Seller has not received (i) any written condemnation notice from a Governmental Entity with respect to all or part of the Real Property, (ii) any written notice from a Governmental Entity with respect to any environmental, zoning or other land-use regulation proceedings, either instituted or pending, which would detrimentally affect the use, operation or value of the Real Property, nor (iii) has Seller received notice of any special assessment proceedings affecting the Real Property (other than as set forth in the Title Commitment).

(h)Bankruptcy.  Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(i)No Violation of Laws.  Seller has received no written notice that the Property and the current use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation, except with respect to such violations as have been fully cured prior to the date hereof.

(j)No Other Leases at Closing.  At Closing, the Lease will be the only lease, license or other agreement granting to any party any right to occupy all or any portion of the Property.

(k)Anti-Money Laundering and Anti-Terrorism Laws

(i)Neither Seller nor, to Seller’s knowledge, its direct or indirect owners, principals, employees or affiliates, is in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any Anti-Money Laundering and Anti-Terrorism Laws (as defined below).

(ii)None of Seller or, to Seller’s knowledge, its direct or indirect owners, principals, employees or affiliates, is (A) acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury (“OFAC”), the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time, (B) currently identified on any Government List (as defined below), (C) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, or (D) an Embargoed Person (as defined below).  To Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

Section 6.2Limited Liability.  Seller’s representations and warranties set forth in Section 6.1 above shall survive Closing for a period of six (6) months.  Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $50,000, and then only to the extent of such excess.  In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, $1,500,000.  Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement.  Sections 3.4, 3.5, 9.6, 10.13 and 10.19 will survive Closing without limitation unless a specified period is otherwise provided in this Agreement.  All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other closing documents delivered at the Closing.

Section 6.3Seller’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Jons S.  Besch, and no others, at the times indicated only, without duty of inquiry whatsoever.  Seller represents and warrants to Buyer that Jons S.  Besch is an individual who is knowledgeable about the Property and operation thereof and is a person within Seller responsible for the day-to-day operation of the Property.

Section 6.4Liability of Representations and Warranties.  Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer.  Buyer covenants that it will bring no action of any kind against such individuals related to or arising out of these representations and warranties.

Section 6.5Amendment to Schedule.  Notwithstanding anything to the contrary in this Agreement, the Seller shall have the right to amend in writing existing and disclose in writing additional Due Diligence Items from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to the Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have effect only for the purposes of limiting the defense and indemnification obligations of the Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement to the Due Diligence.  In connection with any such amended or supplemental disclosure made after the expiration of the Due Diligence Period, Buyer shall be entitled to terminate the Agreement if any such amended or supplemental disclosure causes a material adverse effect with respect to the Property or Seller’s ability to consummate the transactions set forth herein by giving written notice to Seller of such termination within one (1) business day after such disclosure is received by Buyer (and the Closing Date shall be automatically extended to give Buyer sufficient time to provide such notice, if necessary), upon which termination the Deposit shall be returned to Buyer and the parties shall have no further obligations under this Agreement except any obligations that expressly survive termination hereof.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller the following:

(a)Status.  Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(b)Authority.  The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

(c)Non‑Contravention.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

(d)Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

(e)Bankruptcy.  Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f)Litigation.  There are no actions, claims or proceedings pending against Buyer or any of its assets or properties at law or in equity, before or by any Governmental Authority, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(g)Anti-Money Laundering and Anti-Terrorism Laws

(i)Neither Buyer nor, to Buyer’s knowledge, its direct or indirect owners, principals, employees or affiliates, is in violation of, has been charged with or is under indictment for the violation of, or has pled guilty to or been found guilty of the violation of, any Applicable Laws relating to terrorism, money laundering, drug-trafficking or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)None of Buyer or, to Buyer’s knowledge, its direct or indirect owners, principals, employees or affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by OFAC, the U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a “Government List” (as hereinafter defined), and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Applicable Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(iv)Buyer is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any Applicable Laws relating to drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking.  None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by Applicable Laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of Applicable Laws.  Buyer has implemented and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to and at the Closing.

Section 7.2No Plan Assets.  Buyer does not hold “plan assets” as such term is defined by Section 3(42) of ERISA.

Section 7.3Buyer’s Independent Investigation.

7.3.1Buyer has been given, or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Real Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(a)All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(b)The physical condition and aspects of the Real Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, the paving, the utilities, and all other physical and functional aspects of the Real Property, including, without limitation, an examination of a Phase I environmental report in connection with the Real Property, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c)Any easements and/or access rights affecting the Real Property;

(d)The Contracts, the Licenses and Permits, and any other documents or agreements affecting the Real Property that will remain binding on Buyer after Closing; and

(e)All other matters affecting the Real Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement.

7.3.2THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY.  OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE.  SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, AND BUYER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REAL PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR  BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES.  SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS.  SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN

ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISAL, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.

Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Real Property.  Buyer acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters during the Due Diligence Period and will rely upon same and not upon any statements of Seller or of any officer, director, employee, agent or attorney of Seller.  Buyer acknowledges that all information obtained by or provided to Buyer will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer, except as expressly set forth in this Agreement or in any closing documents delivered by Seller at Closing.  Upon Closing, Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions (including any environmental conditions at, under or migrating from the Real Property), may not have been revealed by Buyer’s inspections and investigations.  Nevertheless, Buyer, upon Closing, shall be deemed to have waived and released Seller from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller at any time by reason of or arising out of the Property.  BUYER WAIVES AND RELEASES ALL COST RECOVERY AND CONTRIBUTION AND OTHER CLAIMS AGAINST SELLER RELATING TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT 42 U.S.C. 9601 ET SEQ. (“CERCLA”) AND OTHER LAWS AND COMMON LAW RELATING TO PROTECTION OF THE ENVIRONMENT OR HEALTH AND SAFETY OR TO POLLUTION).  THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING.  Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Real Property, “AS IS, WHERE IS,” with all faults.  Except as expressly set forth in this Agreement or in any closing documents delivered by Seller at Closing, Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party.  Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein.  Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Real Property.

BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS, RELEASES AND WAIVERS SET FORTH IN THIS AGREEMENT,

AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE REAL PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.  THE TERMS AND CONDITIONS OF THIS SUBSECTION 7.3.2 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

The waivers and releases set forth in this Section include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s waiver or release set forth above.

In this connection, Buyer hereby agrees and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities.

Buyer has initialed this Section to further indicate its awareness and acceptance of each and every provision hereof.

INITIALS:	Buyer _______

Notwithstanding anything to the contrary set forth in this Agreement, this Section 7.3.2 is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s representations or warranties contained in this Agreement, (ii) any of the obligations of Seller under this Agreement that survive the Closing as set forth in Sections 9.5.1, 9.6, 10.2, 10.13, 10.15, 10.22(a) and 10.22(b), or (iii) any acts constituting fraud by Seller as determined in a non-appealable judgement by a court of competent jurisdiction, nor is this Section 7.3.2 intended or to be construed as releasing or discharging or waiving Seller’s obligations to comply with Section 10.22 and with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et sq. and the regulations and guidance with respect thereto promulgated by the New Jersey Department of Environmental Protection, as same may be amended from time to time (collectively “ISRA”).

Section 7.4Buyer’s Release of Seller.

7.4.1Seller Released From Liability.  Except as expressly set forth in this Agreement or in any closing documents delivered by Seller at Closing, Seller is hereby released from all responsibility and liability to Buyer regarding the condition (including its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.

7.4.2Buyer’s Waiver of Objections.  Buyer acknowledges that it has inspected the Real Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and subject to Seller’s responsibility for any breach of the warranties and representations contained in this Agreement or in any closing documents delivered by Seller at Closing, hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Real Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Real Property.  Except as expressly set forth in this Agreement or in any closing documents delivered by Seller at Closing, Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Real Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

7.4.3Survival.  The foregoing waivers and releases by Buyer shall survive either (a) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (b) any termination of this Agreement.

Section 7.5Discharge.  Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto which are required to be satisfied and fulfilled prior to Closing, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may have under (i) Section 6.1 as to which Seller’s liability, if any, shall be limited as provided in Section 6.2, and (ii) Sections 9.5.1, 9.6, 10.2, 10.13, 10.15, and 10.22.

ARTICLE 8

[RESERVED]

ARTICLE 9

CLOSING AND CONDITIONS

Section 9.1Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as escrow instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2Closing.  The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office on or before September 30, 2019 TIME BEING OF THE ESSENCE (the “Closing Date”).  Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.5) on or prior to the Closing Date, together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent.  On the Closing Date, (a) provided all of the conditions precedent to Buyer’s obligation to close have been met or waived by Buyer, Buyer will instruct the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) provided all of the conditions precedent to Seller’s obligation to close have been met or waived by Seller, Seller will direct the Escrow Agent to (i) submit the Deed for recording and (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.  It shall constitute a condition precedent to Seller’s obligations to consummate the Closing hereunder that all of the material representations, warranties, covenants, and agreements of Buyer contained herein shall be true and correct and/or shall have been performed, as the case may be, in all material respects.

Section 9.3Seller’s Closing Documents and Other Items.  At or before Closing, Seller shall deposit into escrow the following items:

9.3.1A duly executed and acknowledged Bargain and Sale Deed With Covenants Against Grantor’s Acts for the Real Property in the form attached hereto as Exhibit “D” (the “Deed”);

9.3.2Two (2) duly executed counterparts of an Assignment and Assumption of Intangible Personal Property in the form attached hereto as Exhibit “E” (the “Assignment and Assumption of Intangible Personal Property”);

9.3.3An affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that the transferor of the Real Property is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

9.3.4Seller shall deliver to Buyer a set of keys to the Real Property on the Closing Date.  Location of any of the items referred to in this subsection at the Real Property on the Closing Date shall be deemed to be delivery to Buyer;

9.3.5Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Real Property as contemplated by this Agreement, including, without limitation, any additional documents required by the applicable state, county, city or municipality to consummate the purchase of the Real Property as contemplated by this Agreement;

9.3.6Two (2) duly executed counterparts of the Lease;

9.3.7Two (2) duly executed counterparts of the Closing Statement;

9.3.8A duly executed New Jersey Seller Residency Certification/Exemption  (form GIT/REP-3) and Affidavit of Consideration for use by Seller (form RTF-1); and

9.3.9A duly executed owner’s affidavit reasonably acceptable to Title Company addressing matters as may be reasonably requested by Title Company in order to issue the Title Policy.

Section 9.4Buyer’s Closing Documents and Other Items.  At or before Closing, Buyer shall deposit into escrow the following items:

9.4.1The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

9.4.2Two (2) duly executed counterparts of the Assignment and Assumption of Intangible Personal Property;

9.4.3Two (2) duly executed counterparts of the Lease;

9.4.4Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Real Property as contemplated by this Agreement, including, without limitation, any additional documents required by the applicable state, county, city or municipality to consummate the purchase of the Real Property as contemplated by this Agreement; and

9.4.5Two (2) duly executed counterparts of the Closing Statement.

Section 9.5Prorations and Closing Costs.

9.5.1

(a)Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):  real estate and personal property taxes and assessments (subject to the terms of 9.5.1(b) below), utility bills (except as hereinafter provided), and Operating Expenses payable by the owner of the Real Property.  Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Proration Time.  Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer’s approval prior to the Closing Date (the “Closing Statement”).  The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below.  The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing.  If the actual amounts of the Proration Items are not known as of the Proration Time, the prorations will be made at Closing on the basis of the best evidence then available (and, in the case of ad valorem real estate and personal property taxes, the last available tax bill); thereafter, when actual figures are received (not to exceed 9 months after closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer.  No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer.  Final readings and final billings for utilities will be made if possible as of the Proration Time, in which event no proration will be made at Closing with respect to utility bills.  Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers.  The provisions of this Section 9.5.1(a) will survive the Closing for twelve (12) months.

(b)All ad valorem real estate taxes with respect to the Real Property (to the extent not prorated in (a) above) not delinquent as of Closing shall be prorated as of the Proration Time on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed, and Buyer will pay all increases in such taxes due to the change in ownership or use of the Real Property contemplated by this Agreement, and the same will not be prorated.  Notwithstanding the foregoing, if any such taxes are payable directly by Seller pursuant to the Lease, then such amounts shall not be prorated.

(c)Buyer shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Contracts for periods prior to the Closing Date, which amounts shall be prorated as of the Proration Time.  If Seller has paid any amounts under any Contracts for periods after the Proration Time, Buyer shall pay such amounts to Seller at Closing in addition to the Purchase Price.  Notwithstanding the foregoing, if any of the Contracts will be held by Seller pursuant to the Lease, then amounts with respect to such Contracts shall not be prorated.

(d)Seller shall pay (i) all charges and premiums payable with respect to the Title Policy (excluding the cost of any endorsements to the Title Policy but including the cost of any title examination fees) that is allocable to standard coverage, (ii) one-half (1/2) of all escrow charges, (iii) the recording fees in connection with recording the Deed, (iv) all documentary or other state, county or local transfer taxes payable in connection with the sale contemplated herein, (v) all costs related to the release of any monetary liens and encumbrances affecting the Property, other than non-delinquent taxes and assessments, and the Judgment, including, all recording fees in connection therewith, and (vi) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Real Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder.  Buyer shall pay (w) the portion of the premium for the Title Policy that is allocable to extended coverage and the cost of any endorsements to the Title Policy requested by Buyer or Buyer’s lender, if any, (x) the cost of the Survey, (y) one-half (1/2) of all escrow charges, and (z) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Real Property is located (including without limitation the New Jersey “mansion tax”), other than those costs and charges specifically required to be paid by Seller hereunder.

Section 9.6Brokers.  Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement, other than the commission (“Broker’s Commission”) required to be paid by Seller to Broker pursuant to a separate agreement between Seller and Broker.  Seller represents and warrants that Seller has not employed any broker with respect to this transaction, other than Broker, and Seller shall only pay the Broker’s Commission.  If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller with respect to the claim.  The provisions of this Section 9.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 9.7Expenses.  Except as provided in Sections 9.5 and 9.6, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs and all other Due Diligence costs.

Section 9.8Conditions Precedent.

The following shall be conditions precedent to Buyer’s obligation to close:

(a)Each of the conditions precedent set forth in Section 4.3 and Section 10.22(a) have been satisfied in full.

(b)All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

(c)Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement set forth in Section 4.2, Article 9, Section 10.4 and Section 10.21.

The conditions precedent contained in this Section are intended solely for the benefit of Buyer.  If any of the conditions precedent is not satisfied, Buyer shall have the right in its sole discretion either to waive in writing the condition precedent and proceed with the purchase of the Property or terminate this Agreement.  If Buyer shall not have approved or waived in writing all of the conditions precedent on or prior to the Closing Date, then this Agreement shall automatically terminate.  In the event of the termination of this Agreement pursuant to the provisions of this Section, then the Deposit shall be returned to Buyer.

ARTICLE 10

MISCELLANEOUS

Section 10.1Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 10.2Recordation.  Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto.  The Buyer also agrees not to file any lis pendens or other instrument against the Real Property in connection herewith other than in connection with a claim for specific performance under Section 5.1.  In furtherance of the foregoing, the Buyer (i) acknowledges that the filing of a lis pendens or other evidence of the Buyer’s rights or the existence of this Agreement against or encumbering the Real Property could cause significant monetary and other damages to the Seller, and (ii) hereby indemnifies the Seller from and against any and all liabilities, damages, losses, costs or expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of a breach of this Section 10.2.  The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

Section 10.3Anti-Terrorism Law.  Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, the Executive Order, the other Anti-Money Laundering and Anti-Terrorism Laws, or any other Applicable Laws, regulations or executive orders designed to combat terrorism, drug-trafficking or money laundering, if applicable, to this Agreement.  Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury (the “Government List”), as last updated prior to the date of this Agreement.

Section 10.4Risk of Loss and Insurance Proceeds.

10.4.1Minor Loss.  Buyer shall be bound to purchase the Real Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Real Property or destruction of any improvements thereon or condemnation of any portion of the Real Property, provided that:  (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Real Property as a result of a partial condemnation, equals One Million  Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) or less, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Real Property or in collecting such insurance proceeds or condemnation awards.  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Real Property or to collect any such proceeds or awards.

10.4.2Major Loss.  If the amount of the damage or destruction or condemnation as specified above exceeds One Million  Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement.  Buyer’s failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to terminate the Agreement.  If Buyer elects or is deemed to have elected to terminate this Agreement within such ten (10) business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 3.4, 3.5, 9.6, 10.13 and 10.19.  If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Real Property or in collecting such insurance proceeds or condemnation awards.  If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Real Property or to collect any such proceeds or awards.

Section 10.5Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

If to Seller:	Donnelley Financial, LLC 35 W. Wacker Drive, 35th Floor Chicago, Illinois 60601 Attention: Michael Bontempi E-mail: michael.x.bontempi@dfinsolutions.com
with Copies to:	Donnelley Financial, LLC 35 W. Wacker Drive, 35th Floor Chicago, Illinois 60601 Attention: General Counsel E-mail: jennifer.reiners@dfinsolutions.com
Jones Day 77 W. Wacker Drive, Suite 3500 Chicago, Illinois 60601 Attention: Kyle M. Baltes, Esq. E-mail: kbaltes@jonesday.com

If to Buyer:	SECA-NJ, LLC 3347 Michelson Drive, Suite 200 Irvine, California 92612 Attention: Mr. Steven R. Layton
with Copies to:	Seyfarth Shaw LLP 601 South Figueroa Street, Suite 3300 Los Angeles, California 90017 Attention: Richard C. Mendelson, Esq. E-mail: rmendelson@seyfarth.com
If to Escrow Agent:	Chicago Title Insurance Company 10 South LaSalle Street, Suite 3100 Chicago, Illinois 60603 Attention: Beata Lewis E-mail: Beata.Lewis@ctt.com

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered two (2) business days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, or (c) e-mail transmission, in which case notice shall be deemed delivered upon transmission if such transmission occurs before 5:00 p.m. Pacific Time on a business day, otherwise such notice shall be deemed delivered on the next business day following transmission.  The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice.  All notices may be given either by a party or by such party’s attorneys.

Section 10.6Assignment.  Buyer and Seller shall not have the right to assign this Agreement, without the prior written consent of the other party.  Notwithstanding the foregoing, Buyer may assign its interests herein to an Affiliate upon written notice to Seller.  This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof.  Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 10.7Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE WHERE THE REAL PROPERTY IS LOCATED, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 10.8Counterparts; Signatures.  This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.  Faxed or pdf/scanned emailed signatures shall be valid as originals.

Section 10.9Entire Agreement.  This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents.  This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 10.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 10.11Attorney Fees.  If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

Section 10.12Payment of Fees and Expenses.  Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 10.13Confidential Information.  The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law.  Prior to Closing, no party shall make any public disclosure of the specific terms of this Agreement, except as required by law (including SEC regulations and NYSE requirements).  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party.  Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby.  In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information.  Except as required by applicable law, neither party shall issue any press release or make any statement to the media, without the other party’s consent, which consent shall not be unreasonably withheld.  Notwithstanding anything to the contrary contained in this Agreement, the confidentiality obligations of this Section 10.13 and Section 3.5 above shall not apply to any information that the recipient can prove (a) at the time of disclosure is in the public domain or becomes available to the public without breach of this Agreement by such recipient, (b) is lawfully obtained from a source that, to the best of recipient’s knowledge, is not under an obligation of confidentiality to the disclosing party, (c) is lawfully in the recipient’s possession in written or other recorded form prior to the time of disclosure, (d) is disclosed on a non-confidential basis to a third party by, or with the permission of, the disclosing party, or (e) is developed by, or on behalf of, the recipient by individuals who have not received or without the use of any confidential information.  Except as otherwise required by law or court order, if the recipient is compelled to disclose (a) any confidential information of the disclosing party, (b) the fact that confidential information of the disclosing party has been made available by either disclosing party or that discussions or negotiations between the parties are taking place, or (c) any of the terms of any existing or proposed relationship, subject to then applicable law, the recipient shall provide the disclosing party with prompt written notice of such request so that the disclosing party may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement. If a protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, the receiving party required to disclose the information shall furnish only that portion of confidential information that in its reasonable judgment is legally required, and that it will use its best efforts, at the expense of the disclosing party seeking the protective order or other remedy, to obtain reliable assurance that confidential treatment will be accorded to that portion of confidential information that is being disclosed.  The provisions of this Section 10.13 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.  The terms of the confidentiality provisions of this Agreement supersede any previously executed document with respect to confidentiality between the parties, including without limitation that certain Mutual Non-Disclosure and Non-Solicitation Agreement/Vendor Disclosure Agreement, dated as of August 27, 2019, by and between Seller and Buyer.

Section 10.14No Joint Venture.  Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 10.15Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (EACH, AN “ACTION”) (A) ARISING OUT OF THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS HEREAFTER AMENDED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND REGARDLESS OF WHICH PARTY ASSERTS SUCH ACTION; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARMS LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN.  ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SELLER AND BUYER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE

INVALIDITY OF SUCH JURY TRIAL WAIVER.  THE PROVISIONS OF THIS SECTION 10.15 SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

Section 10.16Limited Liability.  Neither the members, managers, employees or agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller.

Section 10.17Time of Essence.  Time is of the essence of this Agreement.

Section 10.18No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance.  No waiver shall be binding unless executed in writing by the party making the waiver.

Section 10.19Exculpation.  Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners or members of the Seller assume no personal liability for any obligations entered into on behalf of the Seller and its individual assets shall not be subject to any claims of any person relating to such obligations.  The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement.  The provisions of this Section 10.19 shall survive the Closing and any termination of this Agreement.

Section 10.20Maximum Aggregate Liability.  Notwithstanding any provision to the contrary contained in this Agreement or the Closing documents described in Sections 9.3 and 9.4, the maximum aggregate liability of the Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the purchase and sale of the Real Property under this Agreement and under all Closing documents including, without limitation, in connection with the breach of any of Seller’s warranties for which a claim is timely made by Buyer, which, as set forth more fully in Section 6.2, is subject to a materiality threshold, and Seller’s aggregate liability shall not exceed the Seller’s Liability Cap; provided, however, that this Section 10.20, the materiality threshold and the Seller’s Liability Cap shall not apply to Seller’s obligations under Section 9.5 (Prorations and Closing Costs).  As used herein, “Seller’s Liability Cap” means $1,500,000.  The provisions of this Section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

Section 10.21Maintenance of the Property.  Between the Effective Date and the Closing, Seller shall (i) maintain the Property in good order, condition and repair, reasonable wear and tear excepted, and (ii) make all repairs, maintenance and replacements of the Improvements and otherwise operate the Property in the same manner as before the Effective Date, as if Seller were retaining the Property.  Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, a policy or policies of insurance as was in effect prior to the Effective Date, and after the Closing Date the Seller’s and Buyer’s insurance obligations and requirements will be as set forth in the Lease.

Section 10.22Local Provisions.

(a)ISRA Provisions.

(i)Seller shall take all necessary actions to comply with the laws, rules and regulations pertaining to ISRA and site remediation, including the New Jersey Department of Environmental Protection’s (“NJDEP”) Technical Requirements for Site Remediation, N.J.A.C. 7:26E, and the New Jersey Site Remediation Reform Act, as it may be amended from time to time (“SRRA”), that are triggered by the consummation of the transactions contemplated by this Agreement, including the following actions:

(ii)In the event ISRA compliance is required, as a condition to Closing, Seller shall make the necessary filings with NJDEP and deliver to Buyer evidence of Sellers’ compliance with ISRA to allow the Closing to proceed.  Seller’s evidence of ISRA compliance for Closing shall be in the form of (A) a Remediation Certification and an established Remediation Funding Source in the form of a Remediation Trust Fund, (B) a de minimis quantity exemption (“DQE”) approved by NJDEP, (C) a Remediation in Progress Waiver approved by NJDEP, or (D) an Unrestricted Use Response Action Outcome (“RAO”) issued by a Licensed Site Remediation Professional licensed by the State of New Jersey in accordance with SRRA (an “LSRP”) (collectively items (A) through (D) are referred to as “ISRA Clearance”).  Seller shall provide drafts of all reports or other documents prepared by the LSRP for Buyer’s review not less than one (1) business days prior to submission, and Seller shall request that its LSRP review and consider in good faith Buyer’s comments provided to the LSRP prior to submittal, and incorporate them as appropriate in the LSRP’s sole but reasonable discretion.

(iii)In the event Seller is required to provide the ISRA Clearance to Buyer, Seller shall cause its LSRP to issue a reliance letter to Buyer, in a form reasonably acceptable to Buyer, allowing Buyer, its successors and/or assigns, and any lender making a loan secured by the Property, to rely on all documents submitted to NJDEP by the LSRP in connection with the ISRA Clearance for the Property.  The receipt of the ISRA Clearance shall be a condition precedent to Buyer’s obligation to proceed with Closing.

(iv)In the event Buyer does not receive the ISRA Clearance on or prior to Closing, Seller shall have the right to extend the Closing by up to thirty (30) days.  In the event Buyer does not receive the ISRA Clearance on or prior to the Closing Date, as same may be extended as permitted by this Agreement, Buyer shall have the right, in its sole discretion, to terminate this Agreement upon written notice to Seller, in which event the Deposit shall be returned to Buyer. In the event of such termination, the Escrow Agent shall refund the Deposit to Buyer, and neither party shall have any further rights or liabilities hereunder except as expressly set forth herein .

(v)Notwithstanding that Buyer receives the ISRA Clearance on or prior to Closing, Seller shall remain liable for fully completing compliance with ISRA, and Seller shall defend, indemnify, and hold Buyer harmless from and against all losses, costs, damages, claims, and liabilities, including attorneys’ fees, arising out of or in connection with Seller’s failure to comply with ISRA with respect to the Property and this Section 10.22(a).

Capitalized terms used herein that are not defined herein shall have the same meanings as in ISRA.  Sellers’ obligations to comply with ISRA and this Section 10.22(a) shall survive the Closing

(b)Bulk Sales Law. The Buyer shall comply with N.J.S.A. 54:50-38, and to that end, the Buyer shall complete and execute Form C-9600 and shall do so promptly upon the Effective Date. If it so chooses, the Seller shall complete, execute and deliver to the Buyer a Form TTD (Asset Transfer Tax Declaration) and shall do so promptly upon the Effective Date. The Buyer and the Seller shall cooperate and coordinate in good faith in connection with the completion and filing of such forms in accordance with this Section 10.22(b) ); provided, however, Seller shall provide to Buyer the necessary information no later than September 10, 2019 in order for Buyer to submit From C-9600. The Buyer shall, at least ten (10) business days prior to the Closing Date, simultaneously deliver the completed Form C 9600 and the Form TTD, to the extent the Seller has delivered such form to the Buyer, along with a copy of this Agreement, executed, and any other required documents, to the State of New Jersey Department of the Treasury, Division of Taxation (the “Division”). If a clearance letter from the Division stating the Buyer will not assume any obligation of the Seller and no escrow is required is not issued prior to the Closing, the payment to the Seller of the balance of the Purchase Price at Closing shall be reduced by any amount which the Division may inform the Buyer must be withheld therefrom (the “NJ Escrow”). The NJ Escrow shall be held by a third-party escrow agent (pursuant to an escrow agreement in form and substance to be mutually agreed upon by the escrow agent, the Buyer and the Seller prior to the date of Closing, with all escrow fees to be paid by the Seller) until the Division provides a clearance letter to the Buyer stating the Buyer will not assume any obligation of the Seller and the NJ Escrow is no longer required. The escrow agent shall hold and release the NJ Escrow in accordance with direction from the Division, including direction to the Buyer that it may pay all or a portion of the amount withheld to the Seller, with such amount to be paid to the Seller within five (5) business days, or that the Division requires payment of all or a portion of the amount withheld for any taxes owed to the State of New Jersey by the Seller. If the Division informs the Buyer that the NJ Escrow is insufficient to pay the taxes owed to the State of New Jersey, the (i) Buyer shall notify Seller of such deficiency within two (2) business days of receiving such notice from the Division, and (ii) within five (5) business days of receiving such notice from the Buyer, the Seller shall pay the Division any such deficiency.  The Seller hereby agrees to indemnify, defend and hold Buyer harmless from any and all claims arising from any tax liability accruing against Buyer under N.J.S.A. 54:50-38 and any interest and penalties thereon; provided, however, any interest and penalties assessed by the Division resulting solely from Buyer’s failure to deliver timely notice to the Seller of any deficiency shall be borne solely by the Buyer.  The provisions of this Section 10.22(b) shall survive the Closing.

Section 10.23Amendment and Restatement. This Agreement amends and restates in its entirety that certain Agreement of Sale and Purchase, dated as of September 6, 2019, by and among Seller, Escrow Agent and Buyer’s Affiliate.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:DONNELLEY FINANCIAL, LLC,
a Delaware limited liability company

By:  /s/ Jons Besch

Name: Jons S. Besch

Title:  Executive Vice President of Operations

BUYER:

SECA-NJ, LLC,
a Delaware limited liability company

By: /s/ Perry Schonfeld

Name: Perry Schonfeld

Title: Authorized Signatory

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:  /s/ Beata Lewis
Name: Beata Lewis
Title:  Escrow Officer, AVP